                                                                    Exhibit 99.1

Contact: Don Watson     602-631-7224

CSK AUTO CORPORATION REPORTS FISCAL 2003 FIRST QUARTER NET INCOME MORE THAN DOUBLES COMPARED TO FIRST QUARTER OF FISCAL 2002 AND RAISES GUIDANCE

PHOENIX, AZ, June 4, 2003 -- CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, today reported its financial results for the first quarter of fiscal 2003.

The Company reported the following highlights for the first quarter of fiscal 2003:

      - Same store sales grew by 2%, despite the negative sales impact of the war in Iraq. Since the end of the war, same store sales have returned to the mid-single digit levels.

      - Net income increased to approximately $7.5 million from $3.4 million in the first quarter of fiscal 2002, an increase of approximately 122%.


      -     Total outstanding debt was reduced by $76.4 million year over year.

      - Cash flow from operating activities was $15.7 million and capital expenditures were $0.6 million.


      - GAAP earnings per share increased to $0.17 from $0.10 in the first quarter of fiscal 2002, despite a $0.01 per share reduction as a result of the adoption of new accounting guidance for vendor allowances. This is $0.02 per share higher than our previous guidance of $0.16.

      - Moody's and Standard & Poor's recently revised their rating outlook on the Company to positive from stable in recognition of our improved operating performance and debt reduction, and the benefits expected to be achieved from the proposed refinancing of our existing senior credit facility.

Net sales for the thirteen weeks ended May 4, 2003 (the "first quarter of fiscal 2003") were $377.5 million, an increase of 0.5% compared to $375.6 million for the thirteen weeks ended May 5, 2002 (the "first quarter of fiscal 2002"), despite a lower store count as we had 1,108 stores in operation at May 4, 2003 compared to 1,124 at May 5, 2002. Same store sales increased 2% despite weaker sales from the impact of the war in Iraq, on top of a 7% same store sales increase in the first quarter of fiscal 2002. During the first quarter of fiscal 2003, we opened 3 stores, relocated one store and closed 4 stores.

We adopted Emerging Issues Task Force No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Considerations Received from a Vendor" (EITF 02-16) during the first quarter of fiscal 2003. The implementation of EITF 02-16 unfavorably impacted first quarter earnings by $0.01 per diluted common share, compared to the treatment in prior years. The change in accounting had no impact on cash flow. We do not expect EITF 02-16 to have a material impact on our fiscal 2003 financial statements since substantially all of our vendor allowances were previously included in cost of sales. The implementation of EITF 02-16 required us to reclassify approximately $3.0 million of vendor allowances as a reduction of cost of sales and inventory rather than recognize them as a reduction to advertising expense in operating and administrative expenses as in prior fiscal years. Had this reclassification been implemented during the first quarter of fiscal 2002, gross margin as a percent of sales for the first quarter of fiscal 2002 would have been 45.5%, as compared to 46.4% in the first quarter of fiscal 2003, and operating and administrative expenses as a percent of sales would have been 39.3%, as compared to 39.4% in the first quarter of fiscal 2003.

Gross profit was $175.0 million, or 46.4% of net sales, in the first quarter of fiscal 2003 as compared to $165.1 million, or 44.0% of net sales, in the first quarter of fiscal 2002. During the quarter, we continued to increase year over year gross margin rates as we continue to reduce inventory acquisition costs and increase our ability to take advantage of available vendor allowances. In addition, gross profit in the first quarter of fiscal 2003 was favorably impacted by the reduction of cost of sales resulting from the implementation of EITF 02-16 as previously discussed.

Operating profit for the first quarter of fiscal 2003 totaled $26.2 million, or 6.9% of net sales, compared to $23.2 million, or 6.2% of net sales, for the first quarter of fiscal 2002. Operating and administrative expenses were higher in the first quarter of fiscal 2003 than in the same quarter of fiscal 2002, primarily as a result of the impact of adopting EITF 02-16.

Interest expense for the first quarter of fiscal 2003 decreased to $13.9 million from $17.7 million in the first quarter of fiscal 2002 as a result of our focus on lowering our outstanding debt levels and the current lower interest rate environment.

Net income for the first quarter of fiscal 2003 was $7.5 million, or $0.17 per diluted common share, compared to net income of $3.4 million, or $0.10 per diluted common share, for the first quarter of fiscal 2002. Net income for the first quarter of fiscal 2003 was negatively impacted by $0.01 per diluted common share due to the implementation of EITF 02-16.

"We are very pleased with our first quarter fiscal 2003 financial results. Sales were weaker than expected for several weeks during the quarter as a result of the war in Iraq, resulting in sales for the total quarter being lower than previously expected. The weaker than expected sales were more than offset by stronger gross profit margins and our continued focus on expense control," said Maynard Jenkins, Chairman and Chief Executive Officer of CSK Auto Corporation. "Same store sales have returned to the mid-single digit increases. The newer items we have introduced to our inventory mix such as performance products, garage maintenance items and specialty auto related items continue to sell very well. We will expand the selection in these categories to help drive same store sales and return on invested inventory. We are also extremely pleased with our recent corporate governance rating and intend to continue to focus on further improving our corporate governance practices."

REFINANCING

As discussed at year-end, we commenced the process of assessing alternatives to restructure our existing credit facility. We recently entered into a commitment with J.P. Morgan Securities, JPMorgan Chase Bank and Credit Suisse First Boston relative to a proposed syndicated financing transaction consisting of $325 million of new secured bank facilities. Assuming the proposed refinancing is consummated upon terms and conditions satisfactory to us, we would expect to further improve our liquidity and reduce our debt levels over the course of the next few years. In recognition of our improved operating performance and debt reduction since the end of fiscal 2001 and the expected benefits of the proposed refinancing, on May 22, 2003, both Moody's and Standard & Poor's changed their rating outlook on the Company to positive from stable.

                                    Outlook

As a result of our recent strong same store sales trends and proposed refinancing of our senior credit facility (which is expected to be completed shortly), we are revising our full year net income guidance from between

$45 million and $47 million (approximately $0.99 to $1.01 per diluted share) to between $47 and $49 million (approximately $1.03 to $1.06 per diluted share), excluding any charges that may be incurred in connection with the proposed refinancing.

CORPORATE GOVERNANCE

In addition, we have focused our efforts over the past several months on further enhancing and formalizing our corporate governance practices. Among other things, our Board adopted corporate governance guidelines and updated committee charters, and charged an existing committee consisting solely of independent directors with responsibility for corporate governance matters. Institutional Shareholder Services (ISS), which ranks companies based on their corporate governance performance, has this past week ranked CSK at the top relative to other companies in the Russell 3000 and S&P retailing industry group.

                                 Conference Call

In conjunction with this release, the Company will hold a quarterly conference call for the investing public. Interested parties may hear a replay of the conference call from 7:00 p.m. (ET) Wednesday, June 4, 2003 through 8:00 p.m.
(ET) Thursday June 5, 2003 by dialing (877) 519-4471 and using passcode 3944784. (If retrieving digital replay outside of the U.S. please dial (973) 341-3080, passcode 3944784.) Additionally, a simultaneous webcast of the conference call will be available commencing at 5:00 p.m. (ET) on June 4, 2003 at www.cskauto.com by pointing one's browser and clicking on "Company", "Investor Info" and then "Conference Calls". This webcast will be archived for five days.

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of May 4, 2003, the Company operated 1,108 stores in 19 states under the brand names Checker Auto Parts, Schuck's Auto Supply and Kragen Auto Parts.

Certain statements contained in this release are forward-looking statements. They discuss, among other things, expected growth, future store development and relocation strategy, business strategies, future revenues and future performance. The forward-looking statements are subject to risks, uncertainties and assumptions, including, but not limited to, competitive pressures, demand for the Company's products, the state of the economy, inflation, consumer debt levels and the weather. Actual results may differ materially from anticipated results described in these forward-looking statements.

                               -- Tables Follow --

                      CSK AUTO CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)

                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                       THIRTEEN WEEKS ENDED
                                                 -------------------------------
                                                     MAY 4,            MAY 5,
                                                     2003              2002
                                                     ----              ----


Net sales ..................................     $    377,449      $    375,550
Cost of sales ..............................          202,425           210,420
                                                 ------------      ------------
Gross profit ...............................          175,024           165,130
Other costs and expenses:
  Operating and administrative .............          148,723           141,638
  Store closing costs ......................               93               300
                                                 ------------      ------------


Operating profit ...........................           26,208            23,192
Interest expense, net ......................           13,936            17,718
                                                 ------------      ------------
Income before income taxes .................           12,272             5,474
Income tax .................................           (4,749)           (2,094)
                                                 ------------      ------------
Net income .................................     $      7,523      $      3,380
                                                 ============      ============

Basic earnings per share:
   Net income ..............................     $       0.17      $       0.10
                                                 ============      ============
  Shares used in computing per share amounts       45,149,359        32,412,923
                                                 ============      ============

Diluted earnings per share:
   Net income ..............................     $       0.17      $       0.10
                                                 ============      ============
  Shares used in computing per share amounts       45,188,311        32,472,337
                                                 ============      ============



      The implementation of EITF 02-16 required us to account for certain vendor allowances as a reduction of cost of sales rather than recognize them as a reduction to advertising expense in operating and administrative expenses as in prior fiscal years. The following table adjusts the amounts reported for cost of sales, gross profit and operating and administrative expenses for the first quarter of fiscal 2002 to be comparable with the current requirements of the EITF ($ in thousands):

                                                               AS REPORTED             AS ADJUSTED FOR THE EITF
                                                           THIRTEEN WEEKS ENDED           THIRTEEN WEEKS ENDED
                                                        --------------------------    --------------------------
                                                        MAY 4, 2003    MAY 5, 2002    MAY 4, 2003    MAY 5, 2002
                                                        -----------    -----------    -----------    -----------

Cost of sales .....................................       202,425        210,420        202,425        204,652
   Cost of sales, percent to sales ................          53.6%          56.0%          53.6%          54.5%
Gross profit ......................................       175,024        165,130        175,024        170,898
   Gross profit, percent to sales .................          46.4%          44.0%          46.4%          45.5%
Operating and administrative expense ..............       148,723        141,638        148,723        147,406
   Operating and administrative expense, percent to
     sales ........................................          39.4%          37.7%          39.4%          39.3%

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                            SELECTED FINANCIAL DATA:

                                ($ IN THOUSANDS)

                                     QUARTER ENDED    QUARTER ENDED
                                         MAY 4,          MAY 5,
                                     -------------    -------------
                                          2003              2002
                                          ----              ----
EBITDA ......................          $ 34,846          $ 32,205
EBITDAR .....................          $ 63,515          $ 61,466
Cash ........................          $ 14,868          $ 14,885


FIFO inventory ..............          $567,167          $544,578
Accounts payable ............          $181,786          $195,338
Interest expense, net .......          $ 13,936          $ 17,718
Capital expenditures ........               622          $  2,103
Availability under revolving
credit facility .............          $ 83,727          $ 75,572
Total debt (including current
maturities and excluding
convertible debt) ...........          $515,861          $592,291


We believe that EBITDA and EBITDAR are recognized supplemental measurement tools widely used by analysts and investors to help evaluate a company's overall operating performance, its ability to incur and service debt, and its capacity for making capital expenditures. We use EBITDA and EBITDAR, in addition to operating income and cash flows from operating activities, to assess our performance and monitor compliance with certain financial covenants, relative to our competitors and relative to our own performance in prior periods, and believe that it is important for investors to have the opportunity to evaluate us using the same measures. EBITDA and EBITDAR are calculated as follows ($ in thousands):

                                     QUARTER ENDED    QUARTER ENDED
                                         MAY 4,          MAY 5,
                                     -------------    -------------
                                         2003            2002
                                         ----            ----

CALCULATION OF EBITDA AND
EBITDAR:

Income before income taxes ..          $12,272          $ 5,474

Interest expense, net .......           13,936           17,718
Depreciation ................            7,712            8,117
Amortization (net of deferred
financing costs) ............              926              896
                                       -------          -------
EBITDA ......................           34,846           32,205
                                       =======          =======
Rent expense ................           28,669           29,261
                                       -------          -------
EBITDAR .....................          $63,515          $61,466
                                       =======          =======

EBITDA can be reconciled to net cash provided by operations, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows ($ in thousands):


RECONCILIATION OF EBITDA:

EBITDA ...................          $ 34,846           $ 32,205
Cash interest payments ...            (5,997)            (8,844)
Other non-cash expenses ..               359              2,206
Other changes in operating
assets and liabilities ...           (13,521)             5,195
                                    --------           --------
Net cash flow provided by
operating activities .....          $ 15,687           $ 30,762
                                    ========           ========

EBITDA and EBITDAR do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or cash flow from operations data as measured under GAAP. The items excluded from EBITDA and EBITDAR are significant components of our statement of operations and must be considered in performing a comprehensive assessment of our overall financial performance. EBITDA, EBITDAR and the associated year-to-year trends should not be considered in isolation. EBITDA has been calculated in accordance with the terms of our senior credit facility and may differ in method of calculation from similarly titled measures used by other companies.